EXHIBIT 10.1

Alkermes January 1, 2005 to March 31, 2006 Named Executive Bonus Plan
The Alkermes January 1, 2005 to March 31, 2006 Named Executive Bonus Plan (the “Plan”) includes the following elements:
•	Our Philosophy

•	Eligibility

•	Performance Period Company Objectives

•	Size of Company Bonus Pool

•	Individual Bonus Targets

•	Individual Performance Factor
Our Philosophy
We believe in a pay-for performance approach that combines individual and Company performance with compensation to reward employees for the work they do to achieve Company goals. This Plan is designed to:
•	provide upside reward for outstanding Company and individual performance

•	motivate named executives to focus on and work together toward achieving Company and individual goals

•	be competitive within our industry
Eligibility
Company named executives are eligible to participate in the plan. As of January 1, 2005, the following named executives have been approved for participation in the Plan:
•	CEO

•	President and COO

•	Vice President and CFO

•	Vice President Corporate Development

•	Vice President, General Counsel and Secretary
The performance period under the Plan will consist, on a one time basis, of the fifteen month period from January 1, 2005 to March 31, 2006 (the “Performance Period”) in order to align the bonus performance period, which has historically been a calendar year, with the Company’s fiscal year end of March 31. Bonuses will be paid within two and one half months of the end of the period for which they are being paid.
Performance Period Company Objectives
The following are the overall Company Objectives for the Performance Period:

Objective 1
Drive robust supply of Risperdal Consta sales

Objective 2
Build the organization to launch and successfully commercialize Vivitrex

Objective 3
Achieve key development program milestones

Objective 4
Financial performance against budget
The Compensation Committee of the Board of Directors reserves the right to modify the above objectives at any time during the course of the Performance Period in response to changing business goals, needs and operations.
Individual Bonus Targets
Individual bonus targets as a percentage of base salary are established by the Compensation Committee for each of the named executive officers. First year employees’ bonuses are to be prorated based on the number of days employed in the Performance Period both for purposes of determining the size of the bonus pool and individual bonus payments.
Size of Plan Bonus Pool
The Compensation Committee of the Board of Directors of the Company will determine the size of the overall bonus pool under all bonus plans of the Company based on Company performance against the above objectives and the target bonus figures. The size of the overall bonus pool shall be determined in the absolute discretion of the Compensation Committee.
Individual Performance Factor
Individual performance against individual objectives affects the bonus payout by increasing or decreasing by an individual performance factor the individual bonus targets. The precise individual performance factor for each employee eligible to receive a bonus under the Plan will be determined by the Compensation Committee of the Board of Directors of the Company. Individual bonus payouts will be determined in light of the overall bonus pool set by the Compensation Committee.